SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

Research in Motion Limited

(Name of Issuer)

Common Shares

(Title of Class of Securities)

760975102

(CUSIP Number)

Paul Rivett

Vice President

Fairfax Financial Holdings Limited

95 Wellington Street West, Suite 800

Toronto, Ontario, Canada, M5J 2N7

Telephone: (416) 367-4941

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

- With a copy to -

Jason R. Lehner

Shearman & Sterling LLP

Commerce Court West

199 Bay Street, Suite 4405

Toronto, Ontario M5L 1E8

Telephone (416) 360-8484

July 4, 2012

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box  ☐.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 760975102	Page 2 of 77 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CANADIAN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 51,854,700
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 51,854,700
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,854,700
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 9.9%
14	TYPE OF REPORTING PERSON IN

Cusip No. 760975102	Page 3 of 77 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1109519 ONTARIO LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION ONTARIO, CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 51,854,700
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 51,854,700
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,854,700
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 9.9%
14	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 4 of 77 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH COLUMBIA, CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 51,854,700
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 51,854,700
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,854,700
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 9.9%
14	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 5 of 77 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 810679 ONTARIO LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION ONTARIO, CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 51,854,700
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 51,854,700
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,854,700
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 9.9%
14	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 6 of 77 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 51,854,700
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 51,854,700
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,854,700
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 9.9%
14	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 7 of 77 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 5,843,251
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 5,843,251
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,843,251
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.1%
14	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 8 of 77 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 6,523,500
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 6,523,500
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,523,500
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.2%
14	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 9 of 77 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) GENERAL FIDELITY INSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION SOUTH CAROLINA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 1,952,400
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 1,952,400
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,952,400
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.4%
14	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 10 of 77 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE COMMERCIAL INSURANCE CORPORATION
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 1,134,800
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 1,134,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,134,800
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.2%
14	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 11 of 77 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CONNECTICUT
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 19,970,400
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 19,970,400
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,970,400
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 3.8%
14	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 12 of 77 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 4,208,900
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,208,900
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,208,900
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%
14	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 13 of 77 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE GENERAL INSURANCE CORPORATION
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 5,634,800
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 5,634,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,634,800
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%
14	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 14 of 77 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FEDERATED INSURANCE COMPANY OF CANADA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 511,800
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 511,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 511,800
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
14	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 15 of 77 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE INDEMNITY INSURANCE CORPORATION
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 1,273,600
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 1,273,600
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,273,600
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
14	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 16 of 77 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE PERSONAL INSURANCE CORPORATION
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 1,205,600
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 1,205,600
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,205,600
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
14	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 17 of 77 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CLEARWATER INSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 3,313,649
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 3,313,649
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,313,649
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
14	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 18 of 77 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 297,700
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 297,700
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 297,700
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
14	TYPE OF REPORTING PERSON CO

Cusip No. 760975102	Page 19 of 77 Pages

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT UNDERWRITING LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED KINGDOM
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 2,560,000
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 2,560,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,560,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
14	TYPE OF REPORTING PERSON CO

Item 1.	Security and Issuer.

The class of securities to which this statement relates is the Common Shares of Research in Motion Limited (“RIM”), without par value (the “Shares”). The address of the principal executive office of RIM is 295 Philip Street, Waterloo, Ontario N2L 3W8.

Item 2.	Identity and Background.

This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.	V. Prem Watsa, an individual, is a citizen of Canada and is the Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited. Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

2.	1109519 Ontario Limited (“1109519”), a corporation incorporated under the laws of Ontario, is controlled by V. Prem Watsa. The principal business of 1109519 is as an investment holding company. The principal business and principal office address of 1109519 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

3.	The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia, is controlled by V. Prem Watsa. The principal business of Sixty Two is as an investment holding company. The principal business and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L3;

4.	810679 Ontario Limited (“810679”), a corporation incorporated under the laws of Ontario, is controlled by V. Prem Watsa. The principal business of 810679 is as an investment holding company. The principal business and principal office address of 810679 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

5.	Fairfax Financial Holdings Limited (“Fairfax” and, together with its subsidiaries, the “Fairfax Group of Companies”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. Fairfax is a financial services holding company. The principal business and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

6.	United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax. The principal business of US Fire is property/casualty insurance. The principal business and principal office address of US Fire is 305 Madison Ave., Morristown, New Jersey 07962;

7.	TIG Insurance Company (“TIG”), a corporation incorporated under the laws of California, is a wholly-owned subsidiary of Fairfax. The principal business of TIG is property/casualty insurance. The principal business and principal office address of TIG is 250 Commercial Street, Suite 5000, Manchester, NH 03101;

8.	General Fidelity Insurance Company (“General Fidelity”), a corporation incorporated under the laws of South Carolina, is a wholly-owned subsidiary of TIG. The principal business of General Fidelity is property/casualty insurance. The principal business address and principal office address of General Fidelity is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

9.	Northbridge Commercial Insurance Corporation (formerly Markel Insurance Company of Canada) (“Northbridge Commercial”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. The principal business of Northbridge Commercial is property/casualty insurance. The principal business address and principal office address of Northbridge Commercial is 55 University Avenue, Suite 1500, Toronto, Ontario, Canada, M5J 2H7;

10.	Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut, is a wholly-owned subsidiary of Fairfax. The principal business of ORC is reinsurance. The principal business and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut 06902;

11.	Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of California, is a wholly-owned subsidiary of Fairfax. The principal business of Zenith is workers’ compensation insurance. The principal business and principal office address of Zenith is 21255 Califa Street, Woodland Hills, California 91367-5021;

12.	Northbridge General Insurance Corporation (formerly Lombard General Insurance Company of Canada) (“Northbridge General”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. The principal business of Northbridge General is property/casualty insurance. The principal business address and principal office address of Northbridge General is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario, Canada M5H 1P9;

13.	Federated Insurance Company of Canada (“Federated”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of

Fairfax. The principal business of Federated is property/casualty insurance. The principal business address and principal office address of Federated is 717 Portage Ave., Winnipeg, Manitoba, Canada, R3C 3C9;

14.	Northbridge Indemnity Insurance Corporation (formerly Commonwealth Insurance Company) (“Northbridge Indemnity”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. The principal business of Northbridge Indemnity is property/casualty insurance. The principal business address and principal office address of Northbridge Indemnity is 595 Burrard Street, Suite 1500, Box 49115 Bentall Tower III, Vancouver, British Columbia, Canada, V7X 1G4;

15.	Northbridge Personal Insurance Corporation (formerly Lombard Insurance Company) (“Northbridge Personal”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Northbridge General. The principal business of Northbridge Personal is property/casualty insurance. The principal business address and principal office address of Northbridge Personal is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario, Canada M5H 1P9;

16.	Clearwater Insurance Company (“Clearwater”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax. The principal business of Clearwater is reinsurance. The principal business and principal office address of Clearwater is 300 First Stamford Place, Stamford, Connecticut 06902;

17.	Zenith Insurance Company (“ZIC”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. The principal business of ZIC property and casualty insurance. The principal business address and principal office address of ZIC is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario, Canada M5H 1P9; and

18.	Advent Underwriting Limited (“Advent”), a corporation incorporated under the laws of the United Kingdom, is a wholly-owned subsidiary of Fairfax. The principal business of Advent is property and casualty insurance. The principal business address and principal office address of Advent is 2 Minster Court, Mincing Lane, London EC3R 7BB.

Neither the filing of this Schedule 13D nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 1109519, Sixty Two, 810679, Fairfax, US Fire, TIG, General Fidelity, Northbridge Commercial, Odyssey Reinsurance, Zenith, Northbridge General, Federated, Northbridge Indemnity, Northbridge Personal, Clearwater, ZIC or Advent that it is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

The name, present principal occupation or employment and name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each director and executive officer of each of the Reporting Persons is set forth in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P or Q as the case may be, and such Annexes are incorporated herein by reference.

Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, the Reporting Persons have agreed to file jointly one statement with respect to their ownership of the Shares.

During the last five years, none of the Reporting Persons, and, to the best of each such Reporting Person’s knowledge, none of the executive officers or directors of such Reporting Person have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.	Source and Amount of Funds or Other Consideration.

The source of the funds for the purchase of the Shares beneficially owned by the Reporting Persons was cash on hand from existing investment portfolios.

Item 4.	Purpose of Transaction.

The Reporting Persons acquired the Shares for investment purposes. One or more entities within the Fairfax Group of Companies, including one or more of the Reporting Persons, may determine to purchase additional securities of RIM in the open market or otherwise, depending upon price, market conditions, availability of funds, evaluation of alternative investments and other factors. While none of the Reporting Persons has any present plans to sell any Shares or other securities of RIM, one or more of them could determine, based upon the same set of factors listed above with respect to purchases, to sell some or all of such securities. The Reporting Persons have no intention to effect any of the transactions specified in Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer.

(a) Based on the most recent information available, the aggregate number and percentage of the Shares (the securities identified pursuant to Item 1 of this Schedule 13D) that are beneficially owned by each of the Reporting Persons is set forth in boxes 11 and 13 of the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

(b) Except as described below, the numbers of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 7, 8, 9 and 10, respectively, on the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

To the best knowledge of the Reporting Persons, the following persons beneficially own the following amounts of Shares and have sole voting power and sole dispositive power with respect to such Shares.

Trevor Ambridge	9,000

David Bonham	1,000

Nina L. Caroselli	300

Jan Christiansen	3,500

Peter Clarke	436

Jean Cloutier	2,000

Timothy R. Price	4,000

Paul Rivett	2,000

Brandon W. Sweitzer	3,000

Michael G. Wacek	5,600

(c) Except as described herein, none of the Reporting Persons, nor, to the best knowledge of the Reporting Persons, any person listed in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P or Q beneficially owns, or has acquired or disposed of, any Shares during the last 60 days.

To the best knowledge of the Reporting Persons, the following Shares were purchased in the open market during the last 60 days:

Name	Date	Amount	Price Per Share

United States Fire Insurance Company	July 4, 2012	250,000	US$	7.3460

United States Fire Insurance Company	July 5, 2012	349,100	US$	7.6589

United States Fire Insurance Company	July 5, 2012	290,900	US$	7.7100

United States Fire Insurance Company	July 5, 2012	673,300	US$	7.5657

United States Fire Insurance Company	July 6, 2012	517,300	US$	7.9103

United States Fire Insurance Company	July 6, 2012	594,200	US$	8.0770

United States Fire Insurance Company	July 6, 2012	325,200	US$	8.0003

TIG Insurance Company	July 5, 2012	868,600	US$	7.5105

TIG Insurance Company	July 5, 2012	256,000	US$	7.6589

TIG Insurance Company	July 5, 2012	213,300	US$	7.7100

TIG Insurance Company	July 5, 2012	493,800	US$	7.5657

TIG Insurance Company	July 6, 2012	132,600	US$	7.9103

TIG Insurance Company	July 6, 2012	152,300	US$	8.0770

TIG Insurance Company	July 6, 2012	83,400	US$	8.0003

General Fidelity Insurance Company	July 5, 2012	394,800	US$	7.5105

General Fidelity Insurance Company	July 5, 2012	116,400	US$	7.6589

General Fidelity Insurance Company	July 5, 2012	97,000	US$	7.7100

General Fidelity Insurance Company	July 5, 2012	224,400	US$	7.5657

General Fidelity Insurance Company	July 6, 2012	60,300	US$	7.9103

General Fidelity Insurance Company	July 6, 2012	69,300	US$	8.0770

General Fidelity Insurance Company	July 6, 2012	37,800	US$	8.0003

Odyssey Reinsurance Company	July 4, 2012	1,118,100	US$	7.3460

Odyssey Reinsurance Company	July 5, 2012	1,792,100	US$	7.6589

Odyssey Reinsurance Company	July 5, 2012	1,493,400	US$	7.7100

Odyssey Reinsurance Company	July 5, 2012	3,456,300	US$	7.5657

Odyssey Reinsurance Company	July 6, 2012	2,277,900	US$	7.9103

Odyssey Reinsurance Company	July 6, 2012	2,616,600	US$	8.0770

Odyssey Reinsurance Company	July 6, 2012	1,431,800	US$	8.0003

Zenith Insurance Company, a California corporation	July 4, 2012	243,400	US$	7.3460

Zenith Insurance Company, a California corporation	July 5, 2012	151,300	US$	7.6589

Zenith Insurance Company, a California corporation	July 5, 2012	126,100	US$	7.7100

Zenith Insurance Company, a California corporation	July 5, 2012	291,800	US$	7.5657

Zenith Insurance Company, a California corporation	July 6, 2012	175,500	US$	7.9103

Zenith Insurance Company, a California corporation	July 6, 2012	201,600	US$	8.0770

Zenith Insurance Company, a California corporation	July 6, 2012	110,300	US$	8.0003

Clearwater Insurance Company	July 4, 2012	179,700	US$	7.3460

Clearwater Insurance Company	July 5, 2012	186,200	US$	7.6589

Clearwater Insurance Company	July 5, 2012	155,200	US$	7.7100

Clearwater Insurance Company	July 5, 2012	359,100	US$	7.5657

Clearwater Insurance Company	July 6, 2012	259,200	US$	7.9103

Clearwater Insurance Company	July 6, 2012	297,700	US$	8.0770

Clearwater Insurance Company	July 6, 2012	162,900	US$	8.0003

Advent Underwriting Limited	July 5, 2012	118,500	US$	7.5105

Advent Underwriting Limited	July 5, 2012	34,900	US$	7.6589

Advent Underwriting Limited	July 5, 2012	29,100	US$	7.7100

Advent Underwriting Limited	July 5, 2012	67,300	US$	7.5657

Advent Underwriting Limited	July 6, 2012	18,100	US$	7.9103

Advent Underwriting Limited	July 6, 2012	20,700	US$	8.0770

Advent Underwriting Limited	July 6, 2012	11,400	US$	8.0003

Advent Underwriting Limited	July 5, 2012	386,900	US$	7.5105

Advent Underwriting Limited	July 5, 2012	114,000	US$	7.6589

Advent Underwriting Limited	July 5, 2012	95,000	US$	7.7100

Advent Underwriting Limited	July 5, 2012	219,900	US$	7.5657

Advent Underwriting Limited	July 6, 2012	59,100	US$	7.9103

Advent Underwriting Limited	July 6, 2012	67,900	US$	8.0770

Advent Underwriting Limited	July 6, 2012	37,200	US$	8.0003

Fairfax Financial Holdings Limited	July 4, 2012	50,000	C$	7.3369

Fairfax Financial Holdings Limited	July 5, 2012	390,000	C$	7.4947

Trevor Ambridge	July 9, 2012	1,000	C$	7.84

Trevor Ambridge	July 9, 2012	1,000	C$	8.149

Trevor Ambridge	July 9, 2012	2,000	C$	8.4121

Jean Cloutier	July 9, 2012	1,000	C$	7.989

To the best knowledge of the Reporting Persons, the following Shares were sold in the open market during the last 60 days:

Jane Gardner	July 4, 2012	65	C$	7.441

Jane Gardner	July 5, 2012	204	C$	7.561

Michael G. Wacek	June 12, 2012	1,000	US$	10.40

(d) No person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Shares held by the Reporting Persons other than each of the Reporting Persons.

(e) Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships with respect to Securities of the Issuer

Item 4 is hereby incorporated by reference into this Item 6.

Item 7.	Material to be Filed as Exhibits.

The following is filed herewith as an exhibit:

Ex. 1:	Joint filing agreement dated as of July 17, 2012 among V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, United States Fire Insurance Company, TIG Insurance Company, General Fidelity Insurance Company, Northbridge Commercial Insurance Corporation, Odyssey Reinsurance Company, Zenith Insurance Company, a California corporation, Northbridge General Insurance Corporation, Federated Insurance Company of Canada, Northbridge Indemnity Insurance Company, Northbridge Personal Insurance Corporation, Clearwater Insurance Company, Zenith Insurance Company, a Canadian corporation and Advent Underwriting Limited.

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2012	V. Prem Watsa

/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2012	1109519 Ontario Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2012	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2012	810679 Ontario Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2012	Fairfax Financial Holdings Limited

	By:	/s/ John Varnell
		Name:	John Varnell
		Title:	Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2012	United States Fire Insurance Company

	By:	/s/ Paul Bassaline
		Name:	Paul Bassaline
		Title:	VP and Controller

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2012	TIG Insurance Company

	By:	/s/ Nicholas C. Bentley
		Name:	Nicholas C. Bentley
		Title:	Chairman, President and Chief Executive Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2012	General Fidelity Insurance Company

	By:	/s/ Nicholas C. Bentley
		Name:	Nicholas C. Bentley
		Title:	Chairman, President and Chief Executive Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2012	Northbridge Commercial Insurance Corporation

	By:	/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	CFO

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2012	Odyssey Reinsurance Company

	By:	/s/ Kirk M. Reische
		Name:	Kirk M. Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2012	Zenith Insurance Company, a Canadian corporation

	By:	/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	CFO

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2012	Northbridge General Insurance Corporation

	By:	/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	CFO

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2012	Federated Insurance Company of Canada

	By:	/s/ Craig Pinnock
Name: Craig Pinnock
Title: CFO

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2012	Northbridge Indemnity Insurance Corporation

	By:	/s/ Craig Pinnock
Name: Craig Pinnock
Title: CFO

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2012	Northbridge Personal Insurance Corporation

	By:	/s/ Craig Pinnock
Name: Craig Pinnock
Title: CFO

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2012	Clearwater Insurance Company

	By:	/s/ Kirk M. Reische
Name: Kirk M. Reische
Title: Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2012	Zenith Insurance Company, a California corporation

	By:	/s/ Michael Jansen
	Name:	Michael Jansen
	Title:	EVP and General Counsel

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2012	Advent Underwriting Limited

	By:	/s/ Neil Ewing
Name: Neil Ewing
Title: Company Secretary

Annex Index

Annex	Description

A	Directors and Executive Officers of 1109519 Ontario Limited

B	Directors and Executive Officers of The Sixty Two Investment Company Limited

C	Directors and Executive Officers of 810679 Ontario Limited

D	Directors and Executive Officers of Fairfax Financial Holdings Limited

E	Directors and Executive Officers of United States Fire Insurance Company

F	Directors and Executive Officers of TIG Insurance Company

G	Directors and Executive Officers of General Fidelity Insurance Company

H	Directors and Executive Officers of Northbridge Commercial Insurance Corporation

I	Directors and Executive Officers of Odyssey Reinsurance Company

J	Directors and Executive Officers of Zenith Insurance Company, a California corporation

K	Directors and Executive Officers of Northbridge General Insurance Corporation

L	Directors and Executive Officers of Federated Insurance Company of Canada

M	Directors and Executive Officers of Northbridge Indemnity Insurance Corporation

N	Directors and Executive Officers of Northbridge Personal Insurance Corporation

O	Directors and Executive Officers of Clearwater Insurance Company

P	Directors and Executive Officers of Zenith Insurance Company, a Canadian corporation

Q	Directors and Executive Officers of Advent Underwriting Limited

ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF

1109519 ONTARIO LIMITED

The following table sets forth certain information with respect to the directors and executive officers of 1109519 Ontario Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canadian

Eric P. Salsberg (Assistant Secretary)	Vice President, Corporate Affairs, Fairfax Financial Holdings Limited	Canadian

ANNEX B

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SIXTY TWO INVESTMENT COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of The Sixty Two Investment Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canadian

Eric P. Salsberg (Assistant Secretary and Director)	Vice President, Corporate Affairs, Fairfax Financial Holdings Limited	Canadian

ANNEX C

DIRECTORS AND EXECUTIVE OFFICERS OF

810679 ONTARIO LIMITED

The following table sets forth certain information with respect to the directors and executive officers of 810679 Ontario Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canadian

Eric P. Salsberg (Assistant Secretary)	Vice President, Corporate Affairs, Fairfax Financial Holdings Limited	Canadian

ANNEX D

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Fairfax Financial Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canadian

Anthony Griffiths (Director)	Independent Business Consultant Toronto, Ontario, Canada	Canadian

Robert Gunn (Director)	Independent Business Consultant Toronto, Ontario, Canada	Canadian

Brandon W. Sweitzer (Director)	Senior Advisor to the President of the Chamber of Commerce of The United States 1615 H Street, NW Washington, DC 20062	United States

Alan D. Horn (Director)	Chairman, Rogers Communications Inc. and President and Chief Executive Officer, Rogers Telecommunications Limited Toronto, Ontario, Canada	Canadian

John R. V. Palmer (Director)	Chairman of the Toronto Leadership Centre 65 Queen Street West, Suite 1240 Toronto, ON M5H 2M5	Canadian

Timothy R. Price (Director)	Chairman of Brookfield Funds Brookfield Asset Management Inc. Brookfield Place, Suite 300 181 Bay Street Toronto, ON M5J 2T3	Canadian

John Varnell (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited	Canadian

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Eric P. Salsberg (Vice President, Corporate Affairs and Corporate Secretary)	Vice President, Corporate Affairs and Corporate Secretary Fairfax Financial Holdings Limited	Canadian

Paul Rivett (Vice President)	Vice President Fairfax Financial Holdings Limited	Canadian

Bradley P. Martin (Vice President, Strategic Investments)	Vice President, Strategic Investments Fairfax Financial Holdings Limited	Canadian

David Bonham (Vice President, Financial Reporting)	Vice President, Financial Reporting Fairfax Financial Holdings Limited	Canadian

Peter Clarke (Vice President and Chief Risk Officer)	Vice President and Chief Risk Officer Fairfax Financial Holdings Limited	Canadian

Jean Cloutier (Vice President, International Operations)	Vice President, International Operations Fairfax Financial Holdings Limited	Canadian

ANNEX E

DIRECTORS AND EXECUTIVE OFFICERS OF

UNITED STATES FIRE INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of United States Fire Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Douglas M. Libby (President, Chief Executive Officer, Chairman and Director)	President and Chief Executive Officer, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

Mary Jane Robertson (Executive Vice President, Chief Financial Officer, Treasurer and Director)	Executive Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. and various other insurance subsidiaries 305 Madison Avenue Morristown, NJ 07962	United States

Stephen M. Mulready (Executive Vice President and Director)	Executive Vice President United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Marc J. Adee (Senior Vice President)	President Fairmont Specialty, a division of Crum & Forster 10350 Richmond Avenue, Suites 250/300 Houston, TX 77042	United States

Nicole E. Bennett-Smith (Senior Vice President & Chief Information Officer	Senior Vice President & Chief Information Officer United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Mark G. Brown (Senior Vice President)	Senior Vice President United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Diana Cossetti (Senior Vice President)	Senior Vice President United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Gary N. Dubois (Senior Vice President)	President & CEO Seneca Insurance Company, Inc. 110 William Street New York, NY 10038	United States

Stephen A. Eisenmann (Senior Vice President)	Senior Vice President United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Donald R. Fischer (Senior Vice President)	Senior Vice President United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Nigel P. Fitzgerald (Senior Vice President)	Senior Vice President United States Fire Insurance Company 10350 Richmond Avenue, Suites 250/300 Houston, TX 77042	United States

Steven Fomchenko (Senior Vice President)	Senior Vice President United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

David J. Ghezzi (Senior Vice President)	Senior Vice President United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

James V. Kraus (Senior Vice President, General Counsel & Secretary)	Senior Vice President, General Counsel & Secretary United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Matthew W. Kunish (Senior Vice President)	Senior Vice President United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Lori H. Marino (Senior Vice President)	Senior Vice President United States Fire Insurance Company 110 William Street New York, NY 10038	United States

Keith McCarthy (Senior Vice President)	Senior Vice President Seneca Insurance Company, Inc. 160 Water Street New York, NY 10038	United States

Mark L. Owens (Senior Vice President)	Senior Vice President United States Fire Insurance Company 725 South Figueroa Street, Suites 2300/2380 Los Angeles, CA 90017	United States

Donald J. Pickens (Senior Vice President)	Senior Vice President United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Jack F. Reddy (Senior Vice President)	Senior Vice President United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Nathan J. Sambul (Senior Vice President)	Senior Vice President United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Chris I. Stormo (Senior Vice President)	Senior Vice President United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Richard Yien (Senior Vice President & Chief Technology Officer)	Senior Vice President United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

ANNEX F

DIRECTORS AND EXECUTIVE OFFICERS OF

TIG INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of TIG Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Manager, President and Chief Executive Officer, Riverstone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United Kingdom

John M. Parker (Senior Vice President and Director)	Senior Vice President, Riverstone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

John J. Bator (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, Riverstone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Frank DeMaria (Senior Vice President and Director)	Senior Vice President, Riverstone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Richard J. Fabian (Senior Vice President, General Counsel and Director)	Senior Vice President and General Counsel, Riverstone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Nina L. Caroselli (Senior Vice President)	Senior Vice President, Riverstone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

James K. Kelly (Senior Vice President)	Senior Vice President, Riverstone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

ANNEX G

DIRECTORS AND EXECUTIVE OFFICERS OF

GENERAL FIDELITY INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of General Fidelity Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Manager, President and Chief Executive Officer, Riverstone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United Kingdom

Nina L. Caroselli (Senior Vice President and Director)	Senior Vice President, Riverstone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

John M. Parker (Senior Vice President)	Senior Vice President, Riverstone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

John J. Bator (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, Riverstone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Richard J. Fabian (Senior Vice President, General Counsel and Director)	Senior Vice President and General Counsel, Riverstone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

James K. Kelly (Senior Vice President)	Senior Vice President, Riverstone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

ANNEX H

DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHBRIDGE COMMERCIAL INSURANCE CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge Commercial Insurance Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (Chair of Board, and President & CEO)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Fabian Richenberger (Director, and President, Northbridge Insurance)	President, Northbridge Insurance Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Swiss

Craig Pinnock (Director, and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Jane Gardner (Director, and Executive Vice President, Enterprise Project Management Office)	Executive Vice President, Enterprise Project Management Office Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Canadian

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canadian

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canadian

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canadian

Blair Manktelow (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Gary Quon (Chief Corporate Development Officer)	Chief Corporate Development Officer Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Glenn Penny (Executive Vice President, Claims)	Executive Vice President, Claims Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Lori McDougall (Executive Vice President, Corporate Innovation)	Executive Vice President, Corporate Innovation Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Canadian

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY REINSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Reinsurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman of the Board of Directors, President and Chief Executive Officer)	President, Chief Executive Officer, and Director, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President and Director)	Executive Vice President, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Director)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	Denmark

James B. Salvesen (Senior Vice President and Chief Financial Officer)	Senior Vice President and Chief Financial Officer, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Peter H. Lovell (Senior Vice President, General Counsel and Corporate Secretary)	Senior Vice President, General Counsel and Corporate Secretary, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

ANNEX J

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH INSURANCE COMPANY, a California corporation

The following table sets forth certain information with respect to the directors and executive officers of Zenith Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Stanley R. Zax (Chairman of the Board of Directors)	Chairman of the Board of Directors Zenith Insurance Company 21255 Califa St. Woodland Hills, CA 91367	United States

Jack D. Miller (President and Chief Executive Officer and Director)	President and Chief Executive Officer Zenith Insurance Company 21255 Califa St. Woodland Hills, CA 91367	United States

Michael E. Jansen (Executive Vice President and General Counsel and Director)	Executive Vice President and General Counsel Zenith Insurance Company 21255 Califa St. Woodland Hills, CA 91367	United States

Kari L. Van Gundy (Executive Vice President, Chief Financial Officer and Treasurer and Director)	Executive Vice President, Chief Financial Officer and Treasurer Zenith Insurance Company 21255 Califa St. Woodland Hills, CA 91367	United States

Jason T. Clarke (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary Zenith Insurance Company 21255 Califa St. Woodland Hills, CA 91367	United States

Davidson M. Pattiz (Executive Vice President)	Executive Vice President of Claims Zenith Insurance Company 21255 Califa St. Woodland Hills, CA 91367	United States

Hyman J. Lee Jr. (Senior Vice President, Assistant General Counsel and Secretary)	Senior Vice President, Assistant General Counsel and Secretary Zenith Insurance Company 21255 Califa St. Woodland Hills, CA 91367	United States

ANNEX K

DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHBRIDGE GENERAL INSURANCE CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge General Insurance Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (Chair of Board, and President & CEO)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Fabian Richenberger (Director, and President, Northbridge Insurance)	President, Northbridge Insurance Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Swiss

Craig Pinnock (Director, and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Jane Gardner (Director, and Executive Vice President, Enterprise Project Management Office)	Executive Vice President, Enterprise Project Management Office Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Canadian

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canadian

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canadian

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canadian

Blair Manktelow (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Gary Quon (Chief Corporate Development Officer)	Chief Corporate Development Officer Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Glenn Penny (Executive Vice President, Claims)	Executive Vice President, Claims Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Lori McDougall (Executive Vice President, Corporate Innovation)	Executive Vice President, Corporate Innovation Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Canadian

ANNEX L

DIRECTORS AND EXECUTIVE OFFICERS OF

FEDERATED INSURANCE COMPANY OF CANADA

The following table sets forth certain information with respect to the directors and executive officers of Federated Insurance Company of Canada.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (Chair of Board)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

John Paisley (Director, and President & Chief Executive Officer)	President, Federated Insurance Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Canadian

Craig Pinnock (Director, and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Jane Gardner (Director, and Executive Vice President, Enterprise Project Management Office)	Executive Vice President, Enterprise Project Management Office Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Canadian

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canadian

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canadian

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canadian

Blair Manktelow (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Gary Quon (Chief Corporate Development Officer)	Chief Corporate Development Officer Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Glenn Penny (Executive Vice President, Claims)	Executive Vice President, Claims Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Lori McDougall (Executive Vice President, Corporate Innovation)	Executive Vice President, Corporate Innovation Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Canadian

ANNEX M

DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHBRIDGE INDEMNITY INSURANCE CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge Indemnity Insurance Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (Chair of Board, and President & CEO)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Fabian Richenberger (Director, and President, Northbridge Insurance)	President, Northbridge Insurance Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Swiss

Craig Pinnock (Director, and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Jane Gardner (Director, and Executive Vice President, Enterprise Project Management Office)	Executive Vice President, Enterprise Project Management Office Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Canadian

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canadian

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canadian

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canadian

Blair Manktelow (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Gary Quon (Chief Corporate Development Officer)	Chief Corporate Development Officer Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Glenn Penny (Executive Vice President, Claims)	Executive Vice President, Claims Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Lori McDougall (Executive Vice President, Corporate Innovation)	Executive Vice President, Corporate Innovation Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Canadian

ANNEX N

DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHBRIDGE PERSONAL INSURANCE CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge Personal Insurance Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (Chair of Board, and President & CEO)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Fabian Richenberger (Director, and President, Northbridge Insurance)	President, Northbridge Insurance Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Swiss

Craig Pinnock (Director, and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Jane Gardner (Director, and Executive Vice President, Enterprise Project Management Office)	Executive Vice President, Enterprise Project Management Office Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Canadian

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canadian

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canadian

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canadian

Blair Manktelow (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Gary Quon (Chief Corporate Development Officer)	Chief Corporate Development Officer Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Glenn Penny (Executive Vice President, Claims)	Executive Vice President, Claims Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Lori McDougall (Executive Vice President, Corporate Innovation)	Executive Vice President, Corporate Innovation Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Canadian

ANNEX O

DIRECTORS AND EXECUTIVE OFFICERS OF

CLEARWATER INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Clearwater Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Director)	Manager, President and Chief Executive Officer, Riverstone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United Kingdom

John J. Bator (Senior Vice President and Director)	Senior Vice President, Chief Financial Officer and Treasurer, Riverstone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Nina L. Caroselli (Director)	Senior Vice President, Riverstone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Richard J. Fabian (Director)	Senior Vice President and General Counsel, Riverstone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

John M. Parker (Director)	Senior Vice President, Riverstone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Jan Christiansen (President)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp.	Denmark

Michael G. Wacek (Executive Vice President)	Executive Vice President, Odyssey Re Holdings Corp.	United States

Robert S. Bennett (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey America Reinsurance Corporation	United States

Peter H. Lovell (Senior Vice President, General Counsel and Corporate Secretary)	Senior Vice President, General Counsel and Corporate Secretary, Odyssey Re Holdings Corp.	United States

Brian D. Young (Executive Vice President)	President and Chief Executive Officer, Odyssey Re Holdings Corp.	United States

Christopher L. Gallagher (Executive Vice President)	President and Chief Operating Officer, Hudson Insurance Company 17 State Street, 29th Floor New York, NY 10004	United States

ANNEX P

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH INSURANCE COMPANY, a Canadian corporation

The following table sets forth certain information with respect to the directors and executive officers of Zenith Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (Chair of Board, and President & CEO)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Fabian Richenberger (Director, and President, Northbridge Insurance)	President, Northbridge Insurance Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Swiss

Craig Pinnock (Director, and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Jane Gardner (Director, and Executive Vice President, Enterprise Project Management Office)	Executive Vice President, Enterprise Project Management Office Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Canadian

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canadian

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canadian

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canadian

Blair Manktelow (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Gary Quon (Chief Corporate Development Officer)	Chief Corporate Development Officer Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Glenn Penny (Executive Vice President, Claims)	Executive Vice President, Claims Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Lori McDougall (Executive Vice President, Corporate Innovation)	Executive Vice President, Corporate Innovation Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Canadian

ANNEX Q

DIRECTORS AND EXECUTIVE OFFICERS OF

ADVENT UNDERWRITING LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Advent Underwriting Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

James Migliorini	CEO & Director Advent Underwriting Limited No.2 Minster Court Mincing Lane London EC3R 7BB	United States

Trevor Ambridge	Director Advent Underwriting Limited No.2 Minster Court Mincing Lane London EC3R 7BB	Canada

Philip Green	Finance Director Advent Underwriting Limited No.2 Minster Court Mincing Lane London EC3R 7BB	United Kingdom

Duncan Lummis	Director Advent Underwriting Limited No.2 Minster Court Mincing Lane London EC3R 7BB	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

John Towers	Director Advent Underwriting Limited No.2 Minster Court Mincing Lane London EC3R 7BB	United Kingdom

Darren Stockman	Director Advent Underwriting Limited No.2 Minster Court Mincing Lane London EC3R 7BB	United Kingdom

Ian Hewitt	Director Advent Underwriting Limited No.2 Minster Court Mincing Lane London EC3R 7BB	United Kingdom

Peter Cresswell	Non Executive Chairman Advent Underwriting Limited No.2 Minster Court Mincing Lane London EC3R 7BB	United Kingdom

Hugh Bohling	Non Executive Director Advent Underwriting Limited No.2 Minster Court Mincing Lane London EC3R 7BB	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Richard Finn	Non Executive Director Advent Underwriting Limited No.2 Minster Court Mincing Lane London EC3R 7BB	United Kingdom

Exhibit Index

Exhibit No.	Description

Ex. 1:	Joint filing agreement dated as of July 17, 2012 among V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, United States Fire Insurance Company, TIG Insurance Company, General Fidelity Insurance Company, Northbridge Commercial Insurance Corporation, Odyssey Reinsurance Company, Zenith Insurance Company, a California corporation, Northbridge General Insurance Corporation, Federated Insurance Company of Canada, Northbridge Indemnity Insurance Corporation, Northbridge Personal Insurance Corporation, Clearwater Insurance Company, Zenith Insurance Company, a Canadian corporation and Advent Underwriting Limited.